Exhibit 99.1

CONTACT
Robert R. Foley
Chief Financial Officer
(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS FOURTH QUARTER

FFO OF $0.75 PER SHARE AND FULL YEAR FFO OF $2.46 PER SHARE

Fourth Quarter Highlights

•                  Increased fourth quarter FFO over 23% to $20.3 million, or $0.75 per diluted share, from $16.5 million in the previous quarter and $12.8 million for the same quarter in the previous year.  For the year, FFO increased 75% to $64.0 million, or $2.46 per share, from $36.5 million in the previous year.

•                  Boosted fourth quarter net income available to common stockholders over 24% to $18.0 million, or $0.66 per diluted share, from $14.5 million in the previous quarter and $10.8 million for the same quarter in the previous year.  For the year, net income increased 78% to $55.9 million, or $2.15 per diluted share, from $31.4 million in the previous year.

•                  Grew fourth quarter revenues to $67.3 million from $50.5 million in the previous quarter and $32.0 million in the previous year.  For the year, revenues increased to $198.2 million from $88.1 million in the previous year.

•                  Raised the Company’s quarterly dividend 9.8% from $0.51 to $0.56 per common share, the eighth increase in the last nine quarters.  For the year, the Company declared dividends totaling $2.08 per share.

•                  Originated debt investments totaling approximately $520.0 million, net of unamortized fees, discounts and unfunded commitments, and registered net loan production of $141.5 million, net of principal repayments and amortization.

•                  Employed Gramercy’s capital markets team to generate gains of $3.5 million in the fourth quarter from the sale of loans.

•                  Enhanced leveraged returns to stockholder equity to 17.6% for the quarter, and 13.9% for the year.

Summary

NEW YORK, N.Y. — January 17, 2007 — Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $20.3 million, or $0.75 per diluted share, and net income available to common stockholders of $18.0 million, or $0.66 per diluted share, for the quarter ended December 31, 2006.  The Company also reported FFO of $64.0 million, or $2.46 per diluted share, and net income available to common stockholders of $55.9 million, or $2.15 per diluted share, for the year ended December 31, 2006.  The Company generated total revenues of $67.3 million during the fourth quarter and $198.2 million for the year, up from $32.0 million during the same quarter in the previous year and $88.1 million for the prior year.

Investment Activity

Gramercy originated 13 separate debt investments during the fourth quarter with an aggregate unpaid principal balance of approximately $520.0 million, net of unamortized fees, discounts and unfunded commitments.  Approximately 49% of origination activity was comprised of first mortgage loans as compared to 76% in the previous quarter, with the remainder comprised primarily of mezzanine loans and one subordinate interest in a first mortgage loan.  The increase in mezzanine loan investment activity resulted primarily from opportunistic loans to existing relationship borrowers in New York City, Gramercy’s corporate home.

The unpaid principal balance, net of unamortized fees, discounts and unfunded commitments, allocated by investment type, and the weighted average yields of the Company’s debt investments originated during the quarter ended December 31, 2006, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$213.5	41.1%	—	365 bps
Whole Loans - fixed rate	39.5	7.6%	6.49%	—
Subordinate Mortgage Interests - floating rate	14.7%	2.8%	—	525 bps
Mezzanine Loans - floating rate	104.5	20.1%	—	616 bps
Mezzanine Loans - fixed rate	147.8	28.4%	10.30%
Total / Average	$520.0	100%	9.50%	451 bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for floating rate originations during the quarter ended December 31, 2006 increased to 30-day LIBOR plus 451 basis points from 30-day LIBOR plus 353 basis points in the previous quarter, reflecting an increase in subordinate debt originations during the quarter, and wider spreads in its transitional first mortgage lending business, which were 365 basis points for quarter ended December 31, 2006, as compared to 326 basis points for the previous quarter.  Both fixed rate whole loans originated during the quarter were sold prior to quarter-end for gains.  In the two and a half years since the Company’s initial public offering in August 2004, it has originated and closed 124 separate debt investments with commitment amounts of approximately $3.9 billion.  As of December 31, 2006, debt investments had a carrying value of $2.2 billion, net of unamortized fees, discounts, and unfunded commitments of $289.2 million.

The aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt investments as of December 31, 2006 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$1,372.8	62.7%	—	327 bps
Whole Loans - fixed rate	46.9	2.1%	11.00%	—
Subordinate Mortgage Interests - floating rate	236.3	10.8%	—	445 bps
Subordinate Mortgage Interests - fixed rate	44.8	2.1%	8.54%	—
Mezzanine Loans - floating rate	226.7	10.4%	—	665 bps
Mezzanine Loans - fixed rate	216.2	9.9%	9.92%	—
Preferred Equity - fixed rate	44.3	2.0%	10.68%	—
Total / Average	$2,188.0	100.0%	9.95%	384 bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for fixed rate and floating rate investments as of December 31, 2006 were 9.95% and 30-day LIBOR plus 384 basis points, respectively, compared to 10.27% and 30-day LIBOR plus 357 basis points, respectively, in the previous quarter.  Asset yields on the Company’s floating rate mortgage loan originations increased to 30-day LIBOR plus 327 basis points as compared to 30-day LIBOR plus 314 basis points in the previous quarter.  First mortgage loans remain the majority of the Company’s debt portfolio, standing at 65% at year-end as compared to 66% in the previous quarter.

Gramercy has continued to generate high relative returns on invested equity by combining attractive asset-level spreads from directly originated loans with appropriate amounts of corporate leverage using its low-cost, intermediate and long-term capital, primarily in the form of  $1.7 billion of collateralized debt obligations (“CDO”).  Gramercy’s weighted average ratio of debt to total assets for the quarter ending December 31, 2006 was 76% as compared to 74% for the previous quarter.

At December 31, 2006, the weighted average last-dollar of exposure for the Company’s debt investments based on as-is appraised values was 67% as compared to 65% in the previous quarter.  The weighted average remaining initial term of the Company’s investments increased to 2.1 years from 1.9 years in the previous quarter.

Operating Results

Debt investments generated investment income of $60.1 million for the fourth quarter and $176.4 million for the year ended December 31, 2006. Gain on sales and other income of $5.7 million for the fourth quarter and $19.4 million for the full year was comprised primarily of gains from the sales of loans and securities of $3.5 million and $11.2 million for the quarter and full year, respectively.  The remainder represents interest on cash balances, primarily in the Company’s two CDOs.

Interest expense of $34.0 million for the fourth quarter and $98.3 million for the full year primarily reflects interest expense on $1.7 billion of investment-grade notes issued by our two wholly owned CDOs, and other capital sources.  Gramercy’s use of leverage increased during the quarter to 76% from 74% in the previous quarter, consistent with management’s previously stated objectives.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital was 30-day LIBOR plus 104 basis points on December 31, 2006 compared to 96 basis points on September 30, 2006, 111 basis points on June 30, 2006, 118 basis points on March 31, 2006, and 114 basis points on December 31, 2005.

The Company incurred fees to affiliates of SL Green totaling $7.9 million during the fourth quarter and $24.3 million for the full year, all pursuant to existing management and financial advisory arrangements. Included in these amounts is a $3.0 million incentive fee earned in the fourth quarter and $7.6 million earned in the full year as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold.  Gramercy’s FFO-based return on book equity for the quarter was 17.6% as compared to 14.9% in the prior quarter.  In December 2006, the Company’s Board of Directors granted equity and equity-related compensation awards totaling $1.6 million to officers of Gramercy and employees of its manager.  These awards were based on the Company’s strong performance in 2006 as measured by FFO per share, total return to shareholders of approximately 44.4%, gross loan origination volume of nearly $2.0 billion, and FFO return on equity of 13.9%.  Consequently, marketing, general and administrative expenses were $4.2 million in the fourth quarter and $12.0 million for the full year.  Excluding fourth quarter incentive compensation expense, these amounts would have been $2.6 million and $10.4 million, respectively.

During the fourth quarter the Company recorded a reserve for loan losses of $1.0 million in connection with two loans, increasing the Company’s total loan reserve at December 31, 2006 to approximately $2.5 million relating to 5 separate investments, or 11 basis points of unpaid principal balance on the Company’s total investment portfolio.  Gramercy has not incurred any loan losses since inception in August 2004.

Investments in unconsolidated joint ventures contributed $1.1 million, or $0.04 per diluted share, for the fourth quarter and $4.8 million, or $0.18 per diluted share, for the full year to FFO.  Gramercy’s equity in the net losses of unconsolidated joint ventures was approximately $870,000 during the fourth quarter and $3.0 million for the full year, representing Gramercy’s pro rata share of GAAP net losses from its net lease joint venture investments.

Liquidity and Funding

Gramercy had substantial liquidity at December 31, 2006 consisting of $19.3 million of cash and cash equivalents and $354.3 million of restricted cash, comprised primarily of cash held by the trustee of Gramercy’s CDOs and Gramercy’s share of tenant improvement and leasing reserves related to its investment in 55 Corporate Drive.  At December 31, 2006, Gramercy’s second CDO maintained a cash balance related to the ramp-up of new assets to be included in the CDO’s initial collateral pool of $79.7 million, which is included in restricted cash.  At December 31, 2006, Gramercy also had approximately $471.9 million of undrawn commitments under its warehouse repurchase facilities, and $76.3 million of available borrowing capacity under its unsecured revolving credit facility.

Loan prepayments in full, partial prepayments, and scheduled amortization payments totaled $378.5 million during the quarter, due primarily to the success of Gramercy’s borrowers in executing their business plans, and the willingness of conventional lenders to compete aggressively to finance stabilized commercial properties.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.56 per common share for the quarter ended December 31, 2006, an increase of 9.8% from $0.51 per share in the previous quarter.  The dividend was paid on January 12, 2007 to common stockholders of record at the close of business on December 29, 2006.  On a cumulative basis through December 31, 2006, and giving effect to the dividend declared in December 2006, the Company’s dividends paid have equaled 81% of FFO, which is consistent with management’s target.  The current dividend yield on Gramercy’s common stock, which closed on January 16, 2007 at a price per share of $31.15, is 7.2% based on annualizing Gramercy’s current dividend of $0.56 per share.

Company Profile

Gramercy Capital Corp. is a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio webcast on Thursday, January 18, 2007 at 2:00 p.m. ET to discuss fourth quarter and year end 2006 financial results.

The live conference will be webcast in listen-only mode on the Company’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 888.396.2298 Domestic or 617.847.8708 International.

A replay of the call will be available through Thursday, January 25, 2007 by dialing 888.286.8010 Domestic or 617.801.6888  International, using pass code 84236996.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 12 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statements of Income
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005
Revenues
Investment income	$60,108	$26,303	$176,421	$73,302
Rental revenue, net	1,487	905	2,402	1,219
Gain on sales and other income	5,669	4,837	19,392	13,564
Total revenues	67,264	32,045	198,215	88,085

Expenses
Interest expense	34,019	13,455	98,299	33,771
Management fees	4,875	3,336	16,668	9,600
Incentive fee	3,017	1,237	7,609	2,276
Depreciation and amortization	620	440	1,582	672
Marketing, general and administrative	4,238	2,255	11,957	6,976
Provision for loan loss	1,000	75	1,430	1,030
Total expenses	47,769	20,798	137,545	54,325
Income from continuing operations before equity in net loss of unconsolidated joint ventures and provision for taxes	19,495	11,247	60,670	33,760
Equity in net loss of unconsolidated joint ventures	(870)	(575)	(2,960)	(1,489)
Income from continuing operations before provision for taxes	18,625	10,672	57,710	32,271
(Provision) / recovery for taxes	(630)	100	(1,808)	(900)
Net income available to common stockholders	$17,995	$10,772	$55,902	$31,371

Basic earnings per share:
Net income available to common stockholders	$0.70	$0.47	$2.26	$1.57
Diluted earnings per share:
Net income available to common stockholders	$0.66	$0.45	$2.15	$1.51
Dividends per common share	$0.56	$0.475	$2.08	$1.495
Basic weighted average common shares outstanding	25,868	22,799	24,722	20,027
Diluted weighted average common shares and common share equivalents outstanding	27,228	23,931	26,009	20,781

Gramercy Capital Corp.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2006	December 31, 2005
	(Unaudited)
Assets:
Cash and cash equivalents	$19,314	$70,576
Restricted cash	354,283	53,833
Loans and other lending investments, net	2,144,151	1,163,745
Investment in unconsolidated joint ventures	57,567	58,040
Loans held for sale, net	42,733	42,000
Operating real estate, net	99,821	51,173
Accrued interest	12,092	7,187
Deferred financing costs	27,456	17,488
Deferred costs	1,271	1,894
Derivative instruments, at fair value	2,910	2,271
Other assets	4,515	1,603
Total assets	$2,766,113	$1,469,810

Liabilities and Stockholders’ Equity:
Repurchase agreements	$277,412	$117,366
Credit facilities	15,000	—
Collateralized debt obligation	1,714,250	810,500
Mortgage note payable	94,525	41,000
Management fees payable	2,093	1,329
Incentive fee payable	3,017	1,237
Dividends payable	14,419	10,726
Accounts payable and accrued expenses	22,928	11,561
Other liabilities	11,809	3,687
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	100,000
Total liabilities	2,305,453	1,097,406

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 25,878,391 and 22,802,642 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	26	22
Additional paid-in-capital	453,766	369,529
Accumulated other comprehensive income	2,890	2,851
Retained earnings	3,978	2
Total stockholders’ equity	460,660	372,404
Total liabilities and stockholders’ equity	$2,766,113	$1,469,810

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended December 31, 2006	For the Three Months Ended December 31, 2005	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
Net income available to common stockholders	$17,995	$10,772	$55,902	$31,371
Add:
Depreciation and amortization	2,024	1,482	6,143	3,448
FFO adjustment for unconsolidated joint ventures	1,946	1,820	7,753	4,804
Less:
Non real estate depreciation and amortization	(1,651)	(1,253)	(5,771)	(3,133)
Funds from operations	$20,314	$12,821	$64,027	$36,490

Funds from operations per share - basic	$0.79	$0.56	$2.59	$1.82
Funds from operations per share - diluted	$0.75	$0.54	$2.46	$1.76

	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005
Net income available to common stockholders	$14,536	$8,577
Add:
Depreciation and amortization	1,375	1,012
FFO adjustment for unconsolidated joint ventures	1,948	1,784
Less:
Non real estate depreciation and amortization	(1,375)	(926)
Funds from operations	$16,484	$10,447

Funds from operations per share - basic	$0.64	$0.53
Funds from operations per share - diluted	$0.61	$0.50